Exhibit 4.9

SERIES B PREFERRED SHARE RESTRICTION AGREEMENT

by and among

CHINA KANGHUI HOLDINGS

RESTRICTED HOLDERS

OTHER EXISTING SHAREHOLDERS

and

SERIES B-1 INVESTORS

dated as of April 21, 2009

SCHEDULE A
PART A	RESTRICTED HOLDERS
PART B	OTHER EXISTING SHAREHOLDERS
EXHIBIT A	ASSIGNMENT SEPARATE FROM CERTIFICATE

SERIES B PREFERRED SHARE RESTRICTION AGREEMENT

THIS SERIES B PREFERRED SHARE RESTRICTION AGREEMENT (this “Agreement”) is made as of April 21, 2009, by and among China Kanghui Holdings, an exempt company organized and existing under the Laws of the Cayman Islands (the “Company”); each of the parties set forth in Part A of Schedule A (each a “Restricted Holder”, and collectively, “Restricted Holders”); each of the parties set forth in Part B of Schedule A (each an “Other Existing Shareholder”, and collectively the “Other Existing Shareholders”); and VIVO Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. (collectively, the “Series B-1 Investors”).

RECITALS

WHEREAS, the Company, the Series B-1 Investors and the Restricted Holders are parties to certain Share Purchase Agreement dated April 21, 2009 (the “Series B-1 Share Purchase Agreement”);

WHEREAS, the Company, the Restricted Holders and the Other Existing Shareholders wish to provide further inducement to the Series B-1 Investors to purchase the Series B-1 Shares (as defined below) by entering into this Agreement;

WHEREAS, it is a condition precedent under the Series B-1 Share Purchase Agreement that this Agreement shall be entered into and the parties hereto desire to enter into this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Interpretation.

For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this Agreement, “control” means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Fair Market Value” with respect to the Shares means: (i) if such Shares are traded on a stock exchange on the date in question, then the Fair Market Value will be equal to the closing price reported by the applicable composite transactions report for such date; (ii) if (i) is not applicable and if such Shares are traded over-the-counter on the date in question and are classified as a national market issue, then the Fair Market Value will be equal to the last transaction price quoted by the applicable system for such date; (iii) if neither (i) nor (ii) are applicable and if such Shares are traded over-the-counter on the date in question but are not classified as a national market issue, then the Fair Market Value will be equal to the mean between the last reported representative bid and asked prices quoted by the applicable system for such date; and (iv) if none of the foregoing provisions (i)-(iii) are applicable, then the Fair Market Value will be as reasonably determined by a majority of the Company’s board of directors, which majority shall include at least one (1) director collectively appointed by the Series A Shareholders and one (1) director appointed by SIG.

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“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“IPO” means the first firm-commitment underwritten initial public offering of the Common Shares of the Company on the New York Stock Exchange, the Nasdaq Stock Market’s National Market System, the Main Board of the Hong Kong Stock Exchange or any other exchange of the recognized international reputation and standing duly approved by the Company’s Board of Directors.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“Permitted Transferee” means a transferee of Shares through (i) a transfer by will or under the Laws of descent and distribution; or (ii) a transfer by a Restricted Holder of the Shares to any spouse or member of such Restricted Holder’s immediate family, or to a custodian, trustee, executor, or other fiduciary for the account of such Restricted Holder’s spouse or members of such Restricted Holder’s immediate family, or to a trust for such Restricted Holder’s own self, or a charitable remainder trust.

“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Preferred Shares” means the Series A Shares and the Series B Preferred Shares.

“Preferred Shareholders” means the Series A Shareholders and the Series B Preferred Shareholders.

“Qualified IPO” means an IPO that values the Company at no less than US$350 million immediately prior to the IPO and that results in aggregate proceeds to the Company of US$70 million, net of Selling Expenses.

“Shares” means the Company’s common shares, par value US$0.01 per share.

“Selling Expenses” means, with respect to the issue or sale of any securities, any expenses payable directly or indirectly by the Company and any underwriting, brokerage or similar commissions, compensation, discounts or concessions paid or allowed by the Company in connection with such issue or sale.

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“Series A Shares” means the Company’s voting Series A convertible redeemable participating preferred shares, par value US$0.01 per share.

“Series A Shareholders” means the holders of Series A Shares.

“Series B Preferred Shares” means Series B Shares and Series B-1 Shares.

“Series B Preferred Shareholders” means the holders of Series B Preferred Shares.

“Series B Shares” means the Company’s voting Series B convertible redeemable participating preferred shares, par value US$0.01 per share.

“Series B-1 Shares” means the Company’s voting Series B-1 convertible redeemable participating preferred shares, par value US$0.01 per share.

“SIG” means SIG China Investments One, Ltd.

2. Prohibition on Transfer of Shares

2.1 Prohibition on Transfer. Restricted Holders may not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest in the Restricted Shares (as defined below) now or hereafter owned or held by such Restricted Holders. Shares held by a Restricted Holder that are not Restricted Shares (the “Vested Shares”) shall be transferable by such Restricted Holder subject to the terms of this Agreement and that certain Series B Preferred Right of First Refusal and Co-Sale Agreement entered into concurrently with this Agreement by and among the Company, the Preferred Shareholders and the Restricted Holders (the “Right of First Refusal and Co-Sale Agreement”). It shall be a condition to any transfer of Shares that the transferee of the Shares shall execute such documents as the Company reasonably may require to ensure that the Company’s rights under this Agreement adequately are protected with respect to such Shares, including without limitation the transferee’s agreement to be bound by all of the terms and conditions of this Agreement, as if he, she or it were the original holder of such Shares. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Shares not made in conformance with this Agreement and the Right of First Refusal and Co-Sale Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

2.2 Escrow. Upon the execution of this Agreement, each Restricted Holder shall deposit the certificates representing all Shares (together with an Assignment Separate from Certificate executed by the Restricted Holder in blank in the form attached hereto as Exhibit A with respect to such certificates) in escrow with the Company to be held and transferred only in accordance with the provisions of this Agreement. Such Restricted Holder shall immediately deliver to the Company, to be similarly held in escrow, any new, substituted or additional securities or other property described in Section 3.5. All regular cash dividends on Shares (or other securities at the time held in escrow) shall be paid directly to Restricted Holders and shall not be held in escrow. All Shares, together with any other assets or securities held in escrow hereunder, shall be released to Restricted Holders when such Shares are no longer subject to the Repurchase Option (as defined below), or when such Shares are properly transferred in compliance with this Agreement and with the Right of First Refusal and Co-Sale Agreement, or when otherwise agreed by the holders of two-thirds ( 2/3) of the outstanding Series A Shares and the holders of at least forty-eight (48%) of the outstanding Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares) in writing.

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2.3 Legend. Each existing or replacement certificate for Shares now owned or hereafter acquired by the Restricted Holders shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHARE RESTRICTION AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

3. Repurchase Option

3.1 General. All of the Shares held by each Restricted Holder or one or more of such Restricted Holder’s Permitted Transferees shall be subject to the right of the Company to repurchase (the “Repurchase Option”) in accordance with this Section 3. Subject to Section 3.2, all of the Shares held by a Restricted Holder on the date hereof shall initially be deemed “Restricted Shares.” In the event that a Restricted Holder’s proposed transfer of the Restricted Shares held by such Restricted Holder has been approved by a majority of the Company’s board of directors, which majority shall include at least one (1) director appointed by the Series A Shareholders and the director appointed by SIG (any transfer approved pursuant to this Section 3.1, an “Approved Transfer”), the Company shall have an irrevocable, exclusive option to repurchase (i) all or any portion of the Restricted Shares at a per share price equal to the greater of (1) US$0.01 and (2) the price paid by such Restricted Holder for each share (as adjusted for share splits, share combinations, recapitalizations, reclassifications or similar transactions), and (ii) all or any portion of the Vested Shares held by such Restricted Holder at a price equal to the Fair Market Value of such Shares.

3.2 Vesting. If a Restricted Holder remains holding the Shares of the Company, 33.33% of the total Restricted Shares held by such Restricted Holder shall become Vested Shares on the one (1) year anniversary of the date of the first sale and issue of the Series A Shares. Thereafter, 33.33% of the total Restricted Shares held by such Restricted Holder shall become Vested Shares and shall no longer be deemed Restricted Shares at the end of each subsequent year of continuous shareholding by such Restricted Holder, so that at the end of three (3) years of continuous shareholding in the Company, the entirety of the Restricted Shares held by such Restricted Holder shall have become Vested Shares and shall no longer be deemed Restricted Shares. Notwithstanding the foregoing, all the Restricted Shares shall be deemed vested upon a Qualified IPO. The parties hereto acknowledge that as of the date of this Agreement, 66.66% of the total Restricted Shares held by each Restricted Holder has vested and become Vested Shares pursuant to this Section 3.2.

3.3 Mechanism of Repurchase. Within ninety (90) days following the date on which the Company’s board of directors approves an Approved Transfer (the “Repurchase Period”), the Company may exercise the Repurchase Option by written notice delivered or mailed to the relevant Restricted Holder. At the Company’s option, the aggregate repurchase price of the Shares being repurchased may be paid: (i) by delivery with such notice of a check to such Restricted Holder or his executor, or (ii) by cancellation by the Company of an amount of such Restricted Holder’s indebtedness to the Company, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such repurchase price. Upon delivery of such notice and so long as the Company makes available payment of the repurchase price as provided herein, the repurchase shall be deemed completed, and the Shares being repurchased and all rights and interests therein shall be canceled, and the Restricted Holder shall no longer be considered the owner of those Shares repurchased for record or any other purposes and will be entitled thereafter only to receipt of the purchase price for the Shares repurchased.

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3.4 Non-Exercise of Repurchase Option. The Company may, with the consent from the holders of two-thirds ( 2/3) of the outstanding Series A Shares and the holders of at least forty-eight (48%) of the outstanding Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares), designate and assign one or more employees, officers or shareholders of the Company or other persons or organizations to exercise all or a part of the Company’s purchase rights under this Agreement and purchase all or a part of such Shares to be transferred under an Approved Transfer during the Repurchase Period. If the Company or its assignee has not elected to exercise the purchase rights during the Repurchase Period, then, after the expiration of the Repurchase Period, all Shares of such Restricted Holder that are not repurchased pursuant to this Agreement shall no longer be subject to the Repurchase Option.

3.5 Add Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, the Repurchase Option under this Section 3 shall apply mutatis mutandis to any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) that by reason of such transaction are distributed with respect to any Shares held by any Restricted Holder, to the same extent as such Shares. All such additional and substituted securities or other property shall be deposited in escrow pursuant to Section 2.2.

4. Miscellaneous.

4.1 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without giving effect to the principles of conflicts of law thereunder.

4.2 Dispute Resolution.

(A) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

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(B) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be a single arbitrator. If the parties do not agree to appoint an arbitrator who has consented to participate within thirty (30) days after a notice of arbitration, the relevant appointment shall be made by the Secretary General of the Centre.

(C) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 4.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 4.2 shall prevail.

(D) The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of New York and shall not apply any other substantive Law.

(E) Each party to arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(F) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(G) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

4.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

4.5 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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4.6 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

4.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company, (b) the Restricted Holders that hold a majority of the issued and outstanding Common Shares then held by all the Restricted Holders, (c) the holders of at least two-thirds (2/3) of the issued and outstanding Series A Shares, and (d) the holders of at least a majority of the issued and outstanding Series B Preferred Shares; provided that if any modification, change, discharge or termination adversely affects any right, privilege or power specifically provided herein for the Series B-1 Investors, it cannot be made without first obtaining the consent from the Series B-1 Investors, unless such modification, change, discharge or termination affects all holders of the Series B Shares in the same fashion.

4.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

4.9 Entire Agreement. Subject to Section 4.16, this Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement, and any prior or contemporaneous agreement, discussion, understanding or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the subject matter of this Agreement is superseded by this Agreement.

4.10 Further Assurances. From and after the date hereof, the parties hereto shall execute and deliver such instruments, documents or other writings, and shall take such further actions, as may be reasonably necessary or desirable to carry out and to effectuate fully the intent and purpose of this Agreement.

4.11 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

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4.12 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars are to currency of the United States of America.

4.13 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

4.14 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

4.15 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at Law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity.

4.16 Prior Agreement.

(A) The parties acknowledge that the Restricted Holders, the Series A Shareholders, the Company and Shen Jiankai and Shi Wenmei (the “Minority Shareholders”) entered into a Share Restriction Agreement on July 10, 2006 (the “First Prior Agreement”). The parties further acknowledge that the Company, the Restricted Holders, the Other Existing Shareholders entered into a Series B Share Restriction Agreement on January 3, 2008 (together with the First Prior Agreement, collectively, the “Prior Agreements”, each, a “Prior Agreement”). The parties agree that in case of the discrepancy between this Agreement and any Prior Agreement in relation to the rights and obligations among the parties hereto, the provisions of this Agreement shall prevail among the parties hereto. The Company, the Restricted Holders and the Series A Shareholders hereby undertake that they shall cause the First Prior Agreement to be terminated immediately after the Minority Shareholders (or their respective successors and assigns) join this Agreement or no longer are shareholders of the Company.

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(B) The Company, the Restricted Holders and the Series A Shareholders hereby further undertake that, to the extent permissible under applicable laws, in the event that the Minority Shareholders violate any applicable provisions of the First Prior Agreement and the Memorandum and Articles of Association of the Company (as amended and restated from time to time) (the “Restated Memorandum and Articles”) with respect to the subject matter hereof, upon the written request of holders of a majority of the issued and outstanding Series B Preferred Shares, they shall duly enforce their rights under the First Prior Agreement against the Minority Shareholders pursuant to the terms and conditions of the First Prior Agreement and the Restated Memorandum and Articles.

(C) The parties further agree that despite the existence of the First Prior Agreement, the operation of this Agreement shall have the same effect among the parties hereto as if the Minority Shareholders were parties hereto and bound by the terms of this Agreement.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

CHINA KANGHUI HOLDINGS

By:	/s/ JIANG YIKANG

Contact Address:
No. 1-8, Tianshan Road
Xinbei District, Changzhou City
Jiangsu Province
P.R. China

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Restricted Holders:

By:	/s/ JIANG YIKANG
JIANG YIKANG

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ ZHAO GANG
ZHAO GANG

Contact Address:
No. 59-3, Dongxiatang
Changzhou, Jiangsu
P.R. China

By:	/s/ JIANG HUIYING
JIANG HUIYING

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ JIANG ZHENYU
JIANG ZHENYU

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ DU JUN
DU JUN

Contact Address:
No. 1 Lao Jie Street
Jinfeng Zhen, Zhangjia Gang
Jiangsu, P.R. China

By:	/s/ DU TINGTING
DU TINGTING

Contact Address:
No. 3 Yizheng Road
Zhenjiang, Jiangsu
P.R. China

By:	/s/ YANG XIAOHUI
YANG XIAOHUI

Contact Address:
No. 125 Longhutang East Street
Xinbei District, Changzhou
Jiangsu, P.R. China

By:	/s/ WANG JINGBO
WANG JINGBO

Contact Address:
APT BLK 286C
TOH GUAN ROAD #13-24
Singapore

By:	/s/ DU JUN
DU JUN

Contact Address:
No. 1 Lao Jie Street
Jinfeng Zhen, Zhangjia Gang
Jiangsu, P.R. China

By:	/s/ DU TINGTING
DU TINGTING

Contact Address:
No. 3 Yizheng Road
Zhenjiang, Jiangsu
P.R. China

By:	/s/ YANG XIAOHUI
YANG XIAOHUI

Contact Address:
No. 125 Longhutang East Street
Xinbei District, Changzhou
Jiangsu, P.R. China

By:	/s/ WANG JINGBO
WANG JINGBO

Contact Address:
APT BLK 286C
TOH GUAN ROAD #13-24
Singapore

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

in the capacity of Existing Shareholders:

IDG-ACCEL CHINA GROWTH FUND L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Capacity:	Authorized Signatory

Contact Address:
c/o IDG VC Management Ltd.
10/F Effectual Building
16 Hennessy Road
Wanchai, Hong Kong

IDG-ACCEL CHINA GROWTH FUND-A L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Capacity:	Authorized Signatory

Contact Address:
c/o IDG VC Management Ltd.
10/F Effectual Building
16 Hennessy Road
Wanchai, Hong Kong

IDG-ACCEL CHINA INVESTORS L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Capacity:	Authorized Signatory

Contact Address:
c/o IDG VC Management Ltd.
10/F Effectual Building
16 Hennessy Road
Wanchai, Hong Kong

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

in the capacity of Existing Shareholders:

TDF CAPITAL CHINA II, LP

By:	/s/ Tina Ju
	Name:	Tina Ju
	Capacity:	Authorized Signatory

Contact Address:
c/o TDF Capital LLC
Unit 2101, BEA Finance Tower
66 Hua Yuan Shi Qiao Road
Shanghai 200120, PRC

TDF CAPITAL ADVISORS, LP

By:	/s/ Tina Ju
	Name:	Tina Ju
	Capacity:	Authorized Signatory

Contact Address:
c/o TDF Capital LLC
Unit 2101, BEA Finance Tower
66 Hua Yuan Shi Qiao Road
Shanghai 200120, PRC

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

In the capacity of Other Existing Shareholders:

SIG China Investments One, Ltd.

By:
Name:
Capacity:

Contact Address:
Suite 1504,
Corporate Ave
222 Hu Bin Road,
Shanghai 200021

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

in the capacity of Other Existing Shareholders:

CDH VENTURE CAPITAL LIMITED

By:
Name:
Capacity:

Contact Address:
2601, 26F, Lippo Centre Tower Two,
89 Queensway
Hong Kong

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Investors:

VIVO VENTURES FUND VI, L.P.

By:	/s/ Frank Kung
Name: Frank Kung
Capacity: Management Member,
Vivo Ventures VI, LLC
General Partner of Vivo Ventures
Fund VI, L.P.

Contact Address:
575 High Street, Suite 201
Palo Alto, CA 94301
(650) 688-0818 Phone
(650) 688-0815 Fax

VIVO VENTURES VI AFFILIATES FUND L.P.

By:	/s/ Frank Kung
Name: Frank Kung
Capacity: Management Member,
Vivo Ventures VI, LLC
General Partner of Vivo Ventures VI
Affiliates Fund, L.P.

Contact Address:
575 High Street, Suite 201
Palo Alto, CA 94301
(650) 688-0818 Phone
(650) 688-0815 Fax

SCHEDULE A

PART A

RESTRICTED HOLDERS

Jiang Yikang

Zhao Gang

Jiang Huiying

Jiang Zhenyu

Du Jun

Du Tingting

Yang Xiaohui

Wang Jingbo

PART B

OTHER EXISTING SHAREHOLDERS

IDG-Accel China Growth Fund L.P.

IDG-Accel China Growth Fund-A L.P.

IDG-Accel China Investors L.P.

TDF Capital China II, L.P.

TDF Capital Advisors, L.P.

SIG China Investments One, Ltd.

CDH Venture Capital Limited

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                                               hereby sells, assigns and transfers unto                                                ,                                      (            ) shares of the Common Shares of China Kanghui Holdings, an exempt company organized and existing under the Laws of the Cayman Islands (the “Company”), standing in his name on the books of, the Company represented by Certificate No.                      herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company attorney to transfer the said shares in the books of the Company with full power of substitution.

DATED:

Name: